Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-261873

Prospectus Supplement No. 6

(To Prospectus dated February 14, 2022)

BELLRING DISTRIBUTION, LLC

78,076,819 SHARES OF COMMON STOCK

This prospectus supplement updates, amends and supplements the prospectus dated February 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-4 and Form S-1 (Registration No. 333-261873). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 29 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2022

BELLRING DISTRIBUTION, LLC

(Exact name of registrant as specified in its charter)

333-261741
Delaware	333-261873	87-3296749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2503 S. Hanley Road St. Louis Missouri	63144
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 644-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

Withdrawal of BellRing Distribution, LLC Proposed Senior Notes Offering

On February 24, 2022, BellRing Distribution, LLC (“New BellRing”), currently a wholly-owned subsidiary of Post Holdings, Inc. (“Post”), along with Post and BellRing Brands, Inc. (“BellRing”), announced that New BellRing has withdrawn its previously announced private offering of senior notes (the “Offering”). No Notes will be sold pursuant to the Offering. New BellRing expects to commence a debt financing transaction in the coming weeks.

The Offering was undertaken in connection with the previously disclosed distribution of 80.1% of Post’s ownership interest in New BellRing to Post’s shareholders (the “Distribution”). Post continues to expect to complete the Distribution following satisfaction of certain customary conditions, including the approval of BellRing’s stockholders (including the approval of BellRing’s stockholders other than Post, New BellRing and their respective affiliates).

A copy of the press release issued in connection therewith is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	BellRing Distribution, LLC, Post Holdings, Inc. and BellRing Brands, Inc. Joint Press Release dated February 24, 2022

Cautionary Statement on Forward-Looking Language

Certain matters discussed in this filing are forward-looking statements. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include statements regarding any proposed debt financing and Post’s proposed Distribution of a significant portion of its interest in New BellRing to Post shareholders, including the amount of New BellRing equity Post intends to distribute and the form of the Distribution. There is no assurance that any proposed debt financing or the proposed Distribution will be completed as anticipated or at all, and there are a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements made herein, including risks relating to unanticipated developments that prevent, delay or negatively impact any proposed debt financing or the proposed Distribution, the rapidly changing situation related to the COVID-19 pandemic and other financial, operational and legal risks and uncertainties described in Post’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements represent Post’s judgment as of the date of this filing. Post disclaims, however, any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

This filing does not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the proposed transaction, New BellRing (as BellRing Distribution, LLC) has filed a registration statement of New BellRing on Form S-4 (File No. 333-261741) with the SEC, which contains a prospectus of New BellRing and a definitive proxy statement of BellRing, dated February 3, 2022, and a registration statement of New BellRing on Form S-4/S-1 (File No. 333-261873) with the SEC, which contains a prospectus of New BellRing, dated February 14, 2022. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS/ PROSPECTUSES, PROXY STATEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, ANY AMENDMENTS OR SUPPLEMENTS TO THESE FILINGS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEW BELLRING, BELLRING AND THE PROPOSED TRANSACTION. The registration statements were declared effective by the SEC on February 3, 2022, and a definitive proxy statement/prospectus was mailed on or about February 3, 2022 to stockholders of BellRing seeking that such stockholders adopt the definitive agreement for the proposed transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov, Post’s website, www.postholdings.com, or BellRing’s website, www.bellring.com.

The transaction and distribution of this filing may be restricted by law in certain jurisdictions and persons who come into possession of any document or other information referred to herein should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No offering of securities will be made, directly or indirectly, in or into any jurisdiction where to do so would be inconsistent with the laws of such jurisdiction.

Participants in a Solicitation

Post, BellRing, New BellRing and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from BellRing’s stockholders with respect to the approvals required to complete the proposed transaction. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the proposed transaction, by security holdings or otherwise, is set forth in BellRing’s definitive proxy statement filed with the SEC. Information regarding the directors and executive officers of Post is available in its definitive proxy statement, which was filed with the SEC on December 6, 2021. Information regarding the directors and executive officers of BellRing is available in its definitive proxy statement, which was filed with the SEC on December 29, 2021, and its definitive proxy statement relating to the proposed transaction, which was filed with the SEC on February 3, 2022. Free copies of these documents may be obtained as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 24, 2022	BellRing Distribution, LLC
(Registrant)
By: Post Holdings, Inc., its sole member

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

Exhibit 99.1

BellRing Distribution, LLC Announces Withdrawal of Proposed Senior Notes Offering

ST. LOUIS, February 24, 2022 – BellRing Distribution, LLC (“New BellRing”), Post Holdings, Inc. (“Post”) and BellRing Brands, Inc. (“BellRing”) today announced that in light of market volatility New BellRing has withdrawn its previously announced private offering of senior notes (the “Notes”). As a result, no Notes will be sold pursuant to this offering. New BellRing expects to commence a debt financing transaction in the coming weeks.

Post continues to expect to distribute 80.1% of its ownership interest in New BellRing via a pro-rata spin-off to Post shareholders of record as of February 25, 2022 following satisfaction of certain customary conditions, including BellRing stockholder approval. The special meeting of BellRing stockholders to vote on the proposed transaction will be held as planned on March 8, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities described herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Cautionary Statement on Forward-Looking Language

Certain matters discussed in this press release are forward-looking statements. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include statements regarding any proposed debt financing and Post’s proposed distribution of a significant portion of its interest in New BellRing to Post shareholders, including the amount of New BellRing equity Post intends to distribute, the form of the distribution and the timing of the events related to the distribution. There is no assurance that any proposed debt financing or the proposed distribution will be completed as anticipated or at all, and there are a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements made herein, including risks relating to unanticipated developments that prevent, delay or negatively impact any proposed debt financing or the proposed distribution, the rapidly changing situation related to the COVID-19 pandemic and other financial, operational and legal risks and uncertainties described in Post’s and BellRing’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements represent Post’s and BellRing’s judgment as of the date of this release. Post and BellRing disclaim, however, any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

This release does not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the proposed transaction, New BellRing (as BellRing Distribution, LLC) has filed a registration statement of New BellRing on Form S-4 (File No. 333-261741) with the SEC, which contains a prospectus of New BellRing and a definitive proxy statement of BellRing, dated February 3, 2022, and a registration statement of New BellRing on Form S-4/S-1 (File No. 333-261873) with the SEC, which contains a prospectus of New BellRing, dated February 14, 2022. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS/ PROSPECTUSES, PROXY STATEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, ANY AMENDMENTS OR SUPPLEMENTS TO THESE FILINGS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEW BELLRING, BELLRING AND THE PROPOSED TRANSACTION. The registration statements were declared effective by the SEC on February 3, 2022, and a definitive proxy statement/prospectus was mailed on or about February 3, 2022 to stockholders of BellRing seeking that such stockholders adopt the definitive agreement for the proposed transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov, Post’s website, www.postholdings.com, or BellRing’s website, www.bellring.com.

The transaction and distribution of this release may be restricted by law in certain jurisdictions and persons who come into possession of any document or other information referred to herein should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No offering of securities will be made, directly or indirectly, in or into any jurisdiction where to do so would be inconsistent with the laws of such jurisdiction.

Participants in a Solicitation

Post, BellRing, New BellRing and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from BellRing’s stockholders with respect to the approvals required to complete the proposed transaction. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the proposed transaction, by security holdings or otherwise, is set forth in BellRing’s definitive proxy statement filed with the SEC. Information regarding the directors and executive officers of Post is available in its definitive proxy statement, which was filed with the SEC on December 6, 2021. Information regarding the directors and executive officers of BellRing is available in its definitive proxy statement, which was filed with the SEC on December 29, 2021, and its definitive proxy statement relating to the proposed transaction, which was filed with the SEC on February 3, 2022. Free copies of these documents may be obtained as described above.

About Post Holdings, Inc.

Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories.

About BellRing Brands, Inc.

BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience.

Contact:

Investor Relations

Jennifer Meyer

jennifer.meyer@postholdings.com

(314) 644-7665